UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

COMMISSION FILE NUMBER 0-28720
(Exact name of registrant as specified in its charter)

Delaware	73-1479833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4 Brussels Street, Worcester, MA 01610
(Address of principal executive offices)(Zip Code)

(508) 791-6710
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Form 8-K/A amends that certain filing on October 5, 2011 related to the lease for premises located at 155 Flanders Road, Westborough, Massachusetts.

Item 1.01    Entry into a Material Definitive Agreement.

Effective August 5, 2011, the Company had entered into a Lease with Flanders 155 LLC for premises located at 155 Flanders Road, Westborough, Massachusetts. Due to additional spacing needs, the Company and the Landlord have determined to terminate the lease and enter into a new lease on substantially the same terms for a different location owned by a sister affiliate of the Landlord, located at 40 Washington Street, Westborough, Massachusetts (the “Washington Street Location”). The lease is for an initial five year term, with an option to renew for one additional five year term. Monthly rent is $13,855.77 for the initial five year term, plus applicable taxes and operating expenses, all of which has been paid in shares of restricted stock of the Company. Monthly rent under the new lease is slightly higher in cost, but due to increased square footage in the Washington Street Location, has a lower cost per square foot. The Company plans to relocate its offices in the first quarter of 2011. The Lease is attached as Exhibit 10.1. The Lease Termination Agreement for 155 Flanders Road is attached as Exhibit 10.2.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective August 5, 2011, the Company had entered into a Lease with Flanders 155 LLC for premises located at 155 Flanders Road, Westborough, Massachusetts. Due to additional spacing needs, the Company and the Landlord have determined to terminate the lease and enter into a new lease on substantially the same terms for a different location owned by a sister affiliate of the Landlord, located at the Washington Street Location. The original payment consisted of 6,082,985 shares of common stock, at a closing market price of $.21 per share, based on a closing price as of August 22, 2011, which will be applied to the new lease at the Washington Street Location. The payment was for rent over five years, projected taxes and operating expenses, and a security deposit, for a total payment in common stock of $1,277,426.85. The Company has guaranteed to the Landlord under the Lease that the shares will sell on the open market for at least the value of the rent and other costs for a period of three months after the initial six month restriction on transfer, if the shares are sold during that time, although the Landlord may choose to hold the shares and forego the guaranty. A further description of the transaction is set forth in Item 1.01 and Item 3.02, incorporated by reference herein.

Item 3.02    Unregistered Sales of Equity Securities

Effective August 23, 2011, the Company issued 6,082,985 shares of restricted common stock to Flanders 155 LLC, as payment in full for rent under the Lease made effective August 5, 2011 between the Company and Flanders 155 LLC. This payment will be applied to the new lease located at the Washington Street Location. The number of shares equaled approximately 2.1% of the total issued and outstanding shares of the Company as of June 30, 2011. The sale of the securities was exempt from registration pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, inasmuch as it was not a public offering since no general solicitation or advertising of any kind was used in connection with the issuance and there was only one recipient, who is knowledgeable and understands the investment risks. The price per share was $.21, which was the closing price as reported on the OTCBB on the day before the shares were issued.

Item 9.01.        Financial Statements and Exhibits.
(d)      Exhibits
See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.
Registrant

Date:	December 13, 2011	By:	/s/ Christopher R. Culross
Christopher R. Culross, Chief Financial Officer